Exhibit 11.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our report dated June 1, 2021, with respect to the balance sheet of Efund City Metro Income Fund LLC as of December 31, 2020 and the related consolidated statements of operations, shareholders’ equity/deficit and cash flows for the calendar year ended December 31, 2020 and the related notes to the financial statements.

Fei Qi CPA

Elmhurst, NY

June 1, 2021